Exhibit 10.2
FISHER COMMUNICATIONS, INC.
SUMMARY OF NONEMPLOYEE DIRECTOR FEES
Nonemployee directors receive the following compensation:

Amount ($)
Annual Board Retainer

Chairman	65,000

All other directors	24,000

Additional Annual Committee Chair Retainers

Audit Committee	7,500

Compensation Committee	7,500

Board Meeting Fee (per meeting attended)	1,000

Committee Meeting Fee (per meeting attended)	1,000
Pursuant to the terms of the Equity Grant Program for Nonemployee Directors under the Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan, nonemployee directors receive a portion of their fees in the form of fully vested stock.